EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S/A

MARKET ANNOUNCEMENT

We, Embraer - Empresa Brasileira de Aeronáutica S/A (NYSE: ERJ, Bovespa: EMBR3), are hereby announcing that, after the implementation of our new business segment, Customer Services, and a comprehensive analysis of our commercial operations and of certain accounting practices Embraer has modified the application of previously adopted US GAAP accounting policies, as described below, from April 1, 2007, without materially impacting previously reported results,

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Expenses related to Product Warranties are recorded on the aircraft delivery date and estimated based on historical experience. For prior periods, these expenses have now been reclassified from Selling Expenses to Cost of Sales and Services.

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Revenues related to contractual obligations for spare parts credit, for training services and for technical representative assistance services are now recorded when realized by the Company. Prior to the modifications, a separate provision was recorded for the amounts related to those unfulfilled obligations when the aircraft was delivered. Upon adoption the modifications, these provisions are no longer recorded in Selling Expenses but the unfulfilled obligation is deducted from Net Sales. The fulfillment of the contractual obligations with our customers described above, may occur before or after the actual delivery of the aircraft. The obligations fulfilled before the delivery date of the aircraft are now being recorded as revenues. All such other contractual obligations unfulfilled at the time of the delivery of the aircraft are now recorded as Unearned Income in Current Liabilities.

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Our commercial concessions, previously accounted for as Selling Expenses, are now accounted for as Sales Deductions. The partial recovery of commercial concessions was previously recorded, when realized, as Interest Income (expenses), net, but now, upon the modification, is being accounted for, when realized, as an increase in Net Sales.

In the opinion of Management, the modified accounting practices did not materially affect previously reported Income Before Income Taxes, Net Income, Retained Earnings or Shareholders’ Equity. The amounts distributed as dividends and interest on shareholders’ equity for previous periods have not changed. Therefore, the Company has retrospectively modified its accounting practices.

In a separate release we are presenting our results for the second quarter ended June 30, 2007 which reflect the modified accounting practices. The release will also show, for informational purposes, certain line items for the quarter ended March 31, 2007 and the results for the quarter ended June 30, 2006, in each case, as adjusted to show the effects on such items of the retrospective application of the modified accounting practices.

For informational purposes, we have set forth below, tables showing the effects on certain line items for 2004, 2005, and 2006 of the retrospective application of the modified accounting practices described above:
	Year ended December 31,2004
	As		As
	Previously	Effect of	Reported
US$ million	Reported	Modifications	Herein

Net Sales	3.440.5	(88.4)	3.352.1
Cost of Sales and Services	(2.267.3)	(69.4)	(2.336.7)
Selling expenses	(342.9)	157.8	(185.1)
Interest income ( expenses), net	(38.0)	-	(38.0)
Net Effects		-

	Year ended December 31,2005
	As		As
	Previously	Effect of	Reported
US$ million	Reported	Modifications	Herein

Net Sales	3.829.9	(40.4)	3.789.5
Cost of Sales and Services	(2.671.8)	(67.1)	(2.738.9)
Selling expenses	(269.7)	109.9	(159.8)
Interest income ( expenses), net	(1.7)	(2.4)	(4.1)
Net Effects		-

	Year ended December 31,2006
	As		As
	Previously	Effect of	Reported
US$ million	Reported	Modifications	Herein

Net Sales	3.807.4	(47.9)	3.759.5
Cost of Sales and Services	(2.736.2)	(70.6)	(2.806.8)
Selling expenses	(374.1)	153.5	(220.6)
Interest income ( expenses), net	140.5	(35.1)	105.4
Net Effects		-

Embraer believes that the modification of the previously adopted accounting practice is a more appropriate application, and will facilitate the comparability of the company's financial information with the financial information of other aircraft manufacturers and will enhance investors understanding of its results and financial condition.

São José dos Campos, August 14, 2007.

/s/ ANTONIO LUIZ PIZARRO MANSO
Antonio Luiz Pizarro Manso Executive Vice-President Corporate and CFO